EXHIBIT 10.16

Teaching Aid Purchase and Sale Contract

Party A: Jiangxi Xinhua Distribution Group Co., Ltd. Education Books Branch

Party B: Jiangxi Ruanyun Technology Co., Ltd

To reinforce the book distribution partnership, maintain current favorable market conditions, regulate book distribution business practices, and establish a long-term stable partnership, Party A and Party B will comply with relevant laws and regulations in good faith, in accordance with the principle of mutual benefit. After a productive discussion, Party A will procure the “Jiangxi Province 2021 Middle and Primary School Teaching Aid Evaluation and Recommendation Announcement” or the “Jiangxi Xinhua Publishing Group Co., Ltd.” from Party B. The “Teaching and Learning Materials Catalogue” produced by Party B’s agent for teaching and learning products is now subject to this contract, which both parties will jointly abide by in its implementation.

Article 1: Party B guarantees that the books supplied are all regular national publications and that their quality meets the standards required by the national industry. The content of the teaching aids on the review catalogue validated by the Teaching Materials Committee of the Jiangxi Provincial Department of Education shall not be deleted or adjusted arbitrarily. Any changes shall be reported to the Jiangxi Provincial Department of Education in advance and approved before implementation. In the event of an illegal publication or copyright infringement, Party B shall assume full responsibility for any resulting disputes, and Party A shall have no involvement. Similarly, should any losses be incurred by Party A, Party B shall be held fully liable for compensation.

Article 2: Discounts and Settlement Method

1. The varieties listed in the “Jiangxi Province 2021 Middle and Primary School Teaching Aid Evaluation and Recommendation Announcement” shall be settled at a 60% discount of the fixed price (code value).

2. The varieties of teaching aids ordered from the former Education Book Branch before the spring of 2019 shall be settled at a 45% discount of the fixed price.

3. Special discounts for market-oriented teaching aid varieties after the spring of 2019 shall be settled according to the discount negotiated by the Group’s Teaching Aid Business Negotiation Team.

4. All new varieties added after the autumn of 2019 shall be settled at a 45% discount of the fixed price.

5. The agreed settlement period is three months from the date of receipt of the goods, as stated on the book list. Party A will make the payment for the goods, minus any returned items, to the account specified on the tax invoice, following receipt of the value-added tax invoice from Party B. Please note that cash settlements will not be accepted.

Article 3: Ordering, Supplying, and Acceptance

1. Party A will submit the order form to Party B before December 20 in the spring and before July 15 in the fall. The order form must list the following items: name of Party A’s unit, name of the book ordered, pricing, number of orders, shipping method, contact phone number, delivery address, etc. It should be filled out in clear handwriting and accurate figures.

2. Party B will ensure the timely distribution and shipment of the ordered items in accordance with the details provided on the order form completed by Party A. Party B will also provide a list of the books and will cover the associated freight costs. The final deadline for the arrival of the books is 10 days prior to the commencement of each semester. The final deadline for the arrival of the books is 10 days before the beginning of each semester. Any costs incurred for delivery after this deadline will be borne by Party B at a rate of 3% of the fixed price. The expediting cost will be deducted directly from the payment at the time of the quarterly settlement. The expediting fee will be deducted directly from the purchase price at the time of the quarterly settlement. The delivery time for additional orders will be agreed upon by both parties.

3. Upon receipt of the goods, Party A shall immediately verify the quantity and quality of the goods against the delivery order and the dispatch list accompanying the shipment. Once the goods have been checked and found to be in accordance with the delivery order, Party A shall notify Party B within seven working days. In the event that the type, quantity, or quality of the goods received does not align with the specifications outlined in the delivery order, Party A shall promptly notify Party B within ten business days of receipt or submit an error report via the designated form.

Article 4: Returns

In light of the full implementation of the market-oriented distribution model for teaching and learning aid, Party B has agreed to accept all returns, with the cost of returning the books to be borne by Party A.

Article 5: In the Jiangxi Province region, Party B authorizes Party A to act as the general seller of the teaching aids published and represented by Party A (including private schools and online channels, etc.). Party B grants Party A exclusive sales qualifications for its relevant products in the regional market, allowing Party A to engage in lawful commercial activities related to the sale of Party B’s products. Party B will not develop other authorized distributors in Jiangxi Province, nor will it deliver or settle payments to any other terminals without Party A’s consent.

Article 6: It is the responsibility of Party B to safeguard the legitimate rights and interests of Party A throughout the authorization period (January 1, 2023 – January 1, 2025). This entails the strict prevention of collusion, price fixing, multiple sales, and other disruptive behaviors that could compromise the current stable and orderly distribution environment.

Article 7: Liability for Breach of Contract

1. In the event of cross-channel sales of Party B’s products to other than Party A in the Jiangxi Province region, Party A will issue a formal written “Warning Notice” to Party B. Concurrently, Party A will issue a “Penalty Notice” to each individual amounting to 50,000 yuan, in addition to the cumulative calculation of the fine. Party A has the right to directly deduct the settlement of the payment of goods. Party B must resolve the issue within the timeframe specified by Party A upon receipt of the “Warning Notice.” In the event that the issue remains unresolved by the deadline, Party A reserves the right to suspend all payments to Party B and is not liable for any delayed payments until the issue is resolved. Party B has the right to request that Party A fulfill its payment obligations. In the event that Party B violates the terms of the contract on more than two occasions, Party A reserves the right to terminate the agreement unilaterally and inform the relevant parties within the Group of the decision to terminate their collaboration with Party B. Furthermore, Party A is entitled to claim liquidated damages from Party B in accordance with the defaulted sales of fixed price on three occasions.

2. Party B shall refrain from engaging in unfair competitive practices, such as offering low prices and discounts, with the intention of disrupting the existing stable and orderly distribution environment. In the event that Party B is found to have offered a discount of more than 5% below the agreed settlement discount with Party A, Party A will issue a “warning notice” for the first time. This will entitle Party A to settle the payment for all purchased products at the lowest discount offered by Party B in the market. Should this occur a second time, Party A will add 50,000 Yuan to the original penalty programme. In the event of a third occurrence, Party A will notify other relevant units in Party A’s group company to terminate the cooperation with Party B. In such an instance, Party A will not bear any loss or legal responsibility due to the termination of the contract. In the event of contract termination, Party A will not assume any liability or legal responsibility. Should it be necessary to make appropriate concessions regarding work, the publisher (supplier) and the relevant primary branch will consult and agree on the concessions, which will then be reported to the Publishing Group for approval before implementation.

3. Party B shall provide the relevant publishing qualifications, including a business license, tax registration certificate, and publishing license. In the event that the products provided by Party B for Party A are deemed to be of an agency nature, Party B is required to furnish Party A with a duly executed proxy letter of attorney. In the absence of such documentation, Party B shall be held fully accountable for any and all consequences resulting from an infringement. In the event that Party B fails to comply with the aforementioned conditions, Party B shall be held liable for all resulting damages and losses, and Party A reserves the right to pursue any and all legal remedies.

Article 8: The contents of the contract and the information provided by both parties to each other are considered to be commercial secrets and shall not be disclosed to a third party. Furthermore, neither party shall disclose these secrets to any third party.

Article 9: This contract shall become effective upon the signature and seal of both parties, in duplicate, with each party executing one copy.

Article 10: In the event of a dispute between the two parties during the implementation of this contract, or in the event of a breach of contract by one of the parties that cannot be resolved through negotiation, the parties may file a lawsuit with the People’s Court of the place where Party A is located in accordance with the law.

Article 11: Matters not covered in this contract may be negotiated separately by both parties.

Party A: Education books branch of Jiangxi Xinhua Distribution Group Co., Ltd

Legal representative or representative:

Date: 9 January, 2023

Party B: Jiangxi Ruanyun Technology Co., Ltd

Legal representative or representative:

Date: 9 January, 2023